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                                                                   Exhibit 99(j)

June 5, 1997



Mr. Dror Nahumi
MIBridge, Inc.
1 Main Street, Suite 510
Eatontown, New Jersey  07724

Re:  Letter of Intent

Dear Mr. Nahumi:

     This letter shall express and confirm the intent of MEDCROSS, INC. (to be renamed I-Link Incorporated) ("I-Link"), MIBRIDGE, INC. ("MIBridge"), and DROR NAHUMI ("Nahumi") regarding the proposed acquisition of MIBridge by I-Link (the "Acquisition"). Other than the stand-still and confidentiality agreements set forth in the next to last paragraph of this letter, this letter of itself shall create no legally binding or enforceable agreement between the parties, but is intended to create a framework within which the parties can work together in good faith to bring about the Acquisition.

     The parties shall negotiate in good faith to finalize a written agreement (the "Agreement") of Acquisition. The Agreement shall include, in addition to general terms and conditions that are standard and customary in such transactions, the following terms and conditions:

     1. I-Link shall acquire 100% of the issued and outstanding capital stock of MIBridge from Nahumi and any MIBridge employees who shall own any MIBridge shares (the "MIBridge Employees") in exchange for a purchase price consisting of the following:

     (a) A cash payment equal to $2,000,000 payable to Nahumi/MIBridge Employees in equal quarterly installments over a period of three years;

     (b) 1,000 shares of Series D Preferred Stock (the "Preferred Shares"). The Preferred Shares shall be convertible at the option of Nahumi/MIBridge Employees at any time during the nine months following the closing of the Acquisition ("Closing") into such number of Common Shares (the "Conversion Shares") as shall equal the sum of $6,250,000 divided by today's closing bid price of the Company's publicly-traded shares (the "Conversion Price"). The Preferred Shares shall automatically convert on the nine-month anniversary of the Closing, unless earlier converted by you. The
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Mr. Dror Nahumi
June 5, 1997
Page 2


     Preferred Shares shall be converted at the lower of (a) the Conversion Price, or (b) the average closing bid price for the five trading days immediately preceding the date of the Company received notice of conversion from you, or the date of automatic conversion, whichever the case may be. The Preferred Shares shall be entitled to receive dividends if and when dividends are declared on the Common Shares, and in an amount proportionate to the underlying Conversion Shares. The Conversion Shares shall carry piggyback registration rights permitting the holder(s) to include the Conversion Shares in any registration of securities with the U.S. Securities and Exchange Commission that I-Link shall undertake after the first anniversary of the Closing (excluding S-8 registration of employee stock options). Conversion into Common Shares is subject to Medcross shareholders increasing the authorized capital stock from 20,000,000 Common Shares to 50,000,000 Common Shares at annual shareholders meeting scheduled to take place in July 1997.

     2. I-Link shall enter into an employment contract with Nahumi providing terms, conditions and benefits similar to those provided for in employment contracts existing with members of I-Link management, except that the Preferred Shares provided for under Section 1(b) above shall take the place of the stock option grant provided in other I-Link management employment agreements. Any future employee stock option grants to you or MIBridge employees shall be at the discretion of the Company's board of directors. Nahumi shall be appointed to manage the operations of MIBridge under the direction of I-Link, and shall devote his full-time to the operations of MIBridge. Nahumi shall have a title at least equal to the most senior executives reporting directly to the President of the Company. Nahumi's annual salary shall be at least $100,000. The employment contract shall contain standard confidentiality, non-competition and assignment of invention provisions similar to those contained in other I-Link employment contracts.

     3. Until such time as the cash payment provided for in Section 1(a) above is paid in full, Nahumi shall have a perfected security interest in the MIBridge shares and/or assets.

     4. There shall be no brokerage or finder fees payable to any party resulting from the Acquisition.

     For a period of thirty (30) days from the date of this letter, MIBridge and Nahumi shall not engage in discussions or negotiations with other parties for the acquisition of any portion of MIBridge or its assets without the consent of I-Link, which consent shall not be unreasonably withheld. The parties agree to keep both the existence and terms of this Letter of Intent confidential, and not to make any public announcement of the same without the prior written consent of the other; provided, however, the parties acknowledge that it is their intent to make a public announcement of this Letter of Intent as soon as is practicable.

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Mr. Dror Nahumi
June 5, 1997
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     We look forward to working together to accomplish the Acquisition and greatly enhancing the values of our two companies. If you are in agreement with the provisions of this Letter of Intent, please sign where indicated below.

                                     Sincerely,

                                     MEDCROSS, INC.



                                     By:  /s/ John W. Edwards
                                          --------------------------
                                          John W. Edwards, President

                                     MIBRIDGE, INC.



                                     By:  /s/ Dror Nahumi
                                          --------------------------
                                          Dror Nahumi, President



                                     /s/ Dror Nahumi
                                     --------------------------
                                     Dror Nahumi

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